ARTICLES OF AMENDMENT

                                       OF

                      AXP High Yield Tax-Exempt Fund, Inc.

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP High Yield Tax-Exempt Fund, Inc., incorporated under the laws of the State of Minnesota on April 8, 1986, amends its Articles of Incorporation to change the name of the corporation to AXP High Yield Tax-Exempt Series, Inc. and to change shareholder voting from share-based to dollar-bsed.

         New Article I shall be:

                                ARTICLE I - NAME

         The name of this corporation (hereinafter called the "Fund") is:

                     AXP High Yield Tax-Exempt Series, Inc.


         New Article III shall be:

                          ARTICLE III - CAPITALIZATION

Section 2. At all meetings of the shareholders, each shareholder of record entitled to vote thereat shall be entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) and each fractional dollar amount shall be entitled to a proportionate fractional vote. At all elections of directors, each shareholder shall be entitled to as many votes as shall equal the dollars of net asset value multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them.



         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote a regular meeting of shareholders on November 13, 2002, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 14th day of November, 2002.

                                          AXP High Yield Tax-Exempt Series, Inc.


                                                By /s/ Leslie L. Ogg
                                                -------------------
                                                    Leslie L. Ogg
                                                    Vice President and Secretary

STATE OF MINNESOTA  )
                       ) ss.
COUNTY OF HENNEPIN )

         The foregoing instrument was acknowledged before me this 14th day of November, 2002.

                                             By /s/ Dianne R. Kepp
                                                ---------------------
                                                    Dianne R. Kepp
                                                    Notary